Exhibit 10.3

ARAMARK AGREEMENT RELATING TO EMPLOYMENT AND

POST-EMPLOYMENT COMPETITION

This Agreement is between the undersigned individual (“Employee”) and Aramark.

RECITALS

WHEREAS, Aramark is a leading provider of managed services to business and industry, private and public institutions, and the general public, in the following business groups: food and support services and uniform and career apparel;

WHEREAS, Aramark has a proprietary interest in its business and financial plans and systems, methods of operation and other secret and confidential information, knowledge and data (“Proprietary Information”) which includes, but is not limited to, all confidential, proprietary or non-public information, ideas and concepts; annual and strategic business plans; financial plans, reports and systems including, profit and loss statements, sales, accounting forms and procedures and other information regarding costs, pricing and the financial condition of Aramark and its business segments and groups; management development reviews, including information regarding the capabilities and experience of Aramark employees; intellectual property, including patents, inventions, discoveries, research and development, compounds, recipes, formulae, reports, protocols, computer software and databases; information regarding Aramark’s relationships with its clients, customers, and suppliers and prospective clients, partners, customers and suppliers; policy and procedure manuals, information regarding materials and documents in any form or medium (including oral, written, tangible, intangible, or electronic) concerning any of the above, or any past, current or future business activities of Aramark that is not publicly available; compensation, recruiting and training, and human resource policies and procedures; and data compilations, research, reports, structures, compounds, techniques, methods, processes, and know-how;

WHEREAS, all such Proprietary Information is developed at great expense to Aramark and is considered by Aramark to be confidential trade secrets;

WHEREAS, Employee, as Chief Executive Officer of Aramark, will have access to Aramark’s Proprietary Information, directly in the course of Employee’s employment, and indirectly through interaction and meetings with and presentations by other Aramark senior managers;

WHEREAS, Aramark will introduce Employee to Aramark clients, customers, suppliers and others, and will encourage, and provide resources for, Employee to develop professional relationships with Aramark’s clients, customers, suppliers and others;

WHEREAS, Aramark will provide specialized training and skills to Employee in connection with the performance of Employee’s duties at Aramark which training involves the disclosure by Aramark to Employee of Proprietary Information; and

WHEREAS, Aramark will be vulnerable to unfair post-employment competition by Employee because Employee will have access to and knowledge of Aramark’s Proprietary Information, will have a personal relationship with Aramark’s clients, customers, suppliers and others, and will generate good will which Employee acknowledges belongs to Aramark.

NOW, THEREFORE, in consideration of Employee’s employment with Aramark, the opportunity to receive the grant of equity-based awards to purchase common stock of Aramark from time to time, severance and other post-employment benefits provided for herein (including pursuant to the Termination Protection Provisions set forth in Exhibit B hereto to which Employee acknowledges Employee is not otherwise entitled), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee agrees to enter into this Agreement with Aramark as a condition of employment pursuant to which Aramark will limit Employee’s right to compete against Aramark and right to solicit Aramark’s employees, customers, clients or suppliers during and following termination of employment on the terms set forth in this Agreement. Intending to be legally bound, the parties agree as follows:

ARTICLE 1

NON-DISCLOSURE AND NON-DISPARAGEMENT

Employee shall not, during or after termination of employment, directly or indirectly, in any manner utilize or disclose to any person, firm, corporation, association or other entity, except where required by law, any Proprietary Information which is not generally known to the public, or has not otherwise been disclosed or recognized as standard practice in the industries in which Aramark is engaged. Employee shall, during and after termination of employment, refrain from making any statements or comments of a defamatory or disparaging nature to any third party regarding Aramark, or any of Aramark’s officers, directors, personnel, other service providers, policies or products or services, other than to comply with law.

ARTICLE 2

NON-COMPETITION

A.    Subject to Article 2.B. below, Employee, during Employee’s period of employment with Aramark, and for a period of two and one-half (2 1⁄2) years following the voluntary or involuntary termination of employment, shall not, without Aramark’s written permission, which shall be granted or denied in Aramark’s sole discretion, directly or indirectly, associate with (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venturer, shareholder, associate, employee, member, consultant, contractor or otherwise), or acquire or maintain ownership interest in, any Business which is competitive with that which was conducted by or developed for later implementation by Aramark at any time during the term of Employee’s employment, provided, however, that if Employee’s employment is involuntarily terminated by Aramark for any reason other than Cause (as defined herein), or terminated by Employee for Good Reason (as defined in the attached Schedule A), in either case at any time other than within two years following a Change of Control (as defined in the attached Schedule A) occurring after the date of this Agreement, then the term of the non-competition provision set forth herein will be modified to be two years following either such termination of employment. For purposes of this Agreement, “Business” shall be defined as a person, corporation, firm, LLC, partnership, joint venture or other entity. Nothing in the foregoing shall prevent Employee from investing in a Business that is or becomes publicly traded, if Employee’s ownership is as a passive investor of less than 1% of the outstanding publicly traded stock of the Business.

B.    The provision set forth in Article 2.A above, shall apply to the full extent permitted by law (i) in all fifty states, and (ii) each foreign country, possession or territory in which Aramark may be engaged in, or have plans to engage in, business (x) during Employee’s period of employment, or (y) in the case of a termination of employment, as of the effective date of such termination or at any time during the twenty-four month period prior thereto.

C.    Employee acknowledges that these restrictions are reasonable and necessary to protect the business interests of Aramark, and that enforcement of the provisions set forth in this Article 2 will not unnecessarily or unreasonably impair Employee’s ability to obtain other employment following the termination (voluntary or involuntary) of Employee’s employment with Aramark. Further, Employee acknowledges that the provisions set forth in this Article 2 shall apply if Employee’s employment is involuntarily terminated by Aramark for Cause; as a result of the elimination of Employee’s position; for performance-related issues; or for any other reason or no reason at all.

ARTICLE 3

NON-SOLICITATION

During the period of Employee’s employment with Aramark and for a period of two and one-half (2 1⁄2) years following the termination of Employee’s employment, regardless of the reason for termination, Employee shall not, directly or indirectly: (i) induce or encourage any employee of Aramark to leave the employ of Aramark, (ii) hire any individual who was an employee of Aramark as of the date of Employee’s termination of employment or within a six-month period prior to such date, or (iii) induce or encourage any customer, client, supplier or other business relation of Aramark to cease or reduce doing business with Aramark or in any way interfere with the relationship between any such customer, client, supplier or other business relation and Aramark, provided, however, if Employee’s employment is involuntarily terminated by Aramark for any reason other than Cause (as defined herein), or terminated by Employee for Good Reason (as defined in the attached Schedule A) at any time other than within two years following a Change of Control (as defined in the attached Schedule A) occurring after the date of this Agreement, then the term of the non-solicitation provision set forth herein will be modified to be two years following such termination of employment.

ARTICLE 4

DISCOVERIES AND WORKS

Employee hereby irrevocably assigns, transfers, and conveys to Aramark to the maximum extent permitted by applicable law Employee’s right, title and interest now or hereinafter acquired, in and to all Discoveries and Works (as defined below) created, invented, designed, developed, improved or contributed to by Employee, either alone or jointly with others, while employed by Aramark and within the scope of Employee’s employment and/or with the use of Aramark’s resources. The terms “Discoveries and Works” include all works of authorship, inventions, intellectual property, materials, documents, or other work product (including, without limitation, Proprietary Information, patents and patent applications, patentable inventions, research, reports, software, code, databases, systems, applications, presentations, textual works, graphics and audiovisual materials). Employee shall have the burden of proving that any materials or works created, invented, designed, developed, contributed to or improved by Employee that are implicated by or relevant to employment by Aramark are not implicated by this provision. Employee agrees to (i) keep accurate records and promptly notify, make full disclosure to, and execute and deliver any documents and to take any further actions requested by Aramark to assist it in validating, effectuating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of its rights hereunder, and (ii) renounce any and all claims, including, without limitation, claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by Aramark. Any Discoveries and Works that, within six months after the termination of Employee’s employment with Aramark, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by Employee and which pertain to the business carried on or products or services being sold or developed by Aramark at the time of such termination shall, as between Employee and Aramark, be presumed to have been made during such employment with Aramark. Employee acknowledges that, to the fullest extent permitted by law, all Discoveries and Works shall be deemed “works made for hire” under the Copyright Act of 1976, as amended, 17 U.S.C. Section 101. Employee hereby grants Aramark a perpetual, nonexclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) in any Works and Discoveries, for all purposes in connection with Aramark’s current and future business, that Employee has created, invented, designed, developed, improved or contributed to prior to Employee’s employment with Aramark that are relevant to or implicated by such employment (“Prior Works”). Any Prior Works are disclosed by Employee in Schedule 1.

ARTICLE 5

REMEDIES

Employee acknowledges that in the event of any violation by Employee of the provisions set forth in Articles 1, 2, 3 or 4 above, Aramark will sustain serious, irreparable and substantial harm to its business, the extent of which will be difficult to determine and impossible to fully remedy by an action at law for money damages. Accordingly, Employee agrees that, in the event of such violation or threatened violation by Employee, Aramark shall be entitled to an injunction before trial before any court of competent jurisdiction as a matter of course upon the posting of not more than a nominal bond, in addition to all such other legal and equitable remedies as may be available to Aramark. If Aramark is required to enforce the provisions set forth in Articles 2 and 3 above by seeking an injunction, Employee agrees that the relevant time periods set forth in Articles 2 and 3 shall commence with the entry of the injunction. Employee further agrees that, in the event any of the provisions of this Agreement are determined by a court of competent jurisdiction to be invalid, illegal, or for any reason unenforceable as written, such court shall substitute a valid provision which most closely approximates the intent and purpose of the invalid provision and which would be enforceable to the maximum extent permitted by law.

ARTICLE 6

POST-EMPLOYMENT BENEFITS

A.    If Employee’s employment is terminated by (x) Aramark for any reason other than Cause or (y) Employee for Good Reason (each, as defined in the attached Schedule A), in each case other than within two years following a Change of Control (as defined in the attached Schedule A), then subject to Article 6.D below, Employee shall be entitled to the following post-employment payments and benefits:

1.    Severance Pay: Employee shall receive severance payments equivalent to Employee’s monthly base salary as of the effective date of termination (and without regard to any reduction in violation of this Agreement or which gives rise to Good Reason) for two years. Severance payments shall commence with the Employee’s effective date of termination and shall be made in accordance with Aramark’s normal payroll cycle. The period during which Employee receives severance payments pursuant to this Agreement shall be referred to as the “Severance Pay Period.”

2.    Other Post-Employment Benefits

(a)    Basic Group medical and life insurance coverage shall continue under then prevailing terms during the Severance Pay Period; provided, however, that if Employee becomes employed by a new employer during that period, continuing coverage from Aramark will become secondary to any coverage afforded by the new employer. Employee’s share of the premiums will be deducted from Employee’s severance payments. Basic Group medical coverage provided during such period shall be applied against Aramark’s obligation to continue group medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Upon termination of basic group medical and life coverage, Employee may convert such coverage to individual policies to the extent allowable under the terms of the plans providing such coverage.

(b)    Employee’s eligibility to participate in all other benefit and compensation plans, including, but not limited to the Management Incentive Bonus, Long Term Disability, any nonqualified retirement plans, and any stock option or ownership plans, shall terminate as of the effective date of Employee’s termination unless provided otherwise under the terms of a particular plan; provided, however, that participation in plans and programs made available solely to Executive Leadership Council members, including, but not limited to the Executive Leadership Council Medical Plan, shall cease as of the effective date of termination or the date Employee’s Executive Leadership Council membership ceases, whichever occurs first. Employee, however, shall have certain rights to continue the Executive Leadership Council Medical Plan under COBRA.

(c)    Within thirty days after the effective date of Employee’s termination for any reason, whether such termination is by Aramark with or without Cause or by Employee with or without Good Reason, Aramark shall pay Employee the portion of the Base Salary earned but unpaid through the termination date. Any bonus earned but unpaid as of the termination date for any previously completed fiscal year of Aramark, to the extent not previously deferred under a particular deferred compensation plan, and reimbursement for any unreimbursed expenses properly incurred by Employee in accordance with Company policies prior to the termination date, shall be paid no later than 90 days after the end of the calendar year. Employee shall also receive such employee benefits, if any, to which Employee may be entitled from time to time under the employee benefit or fringe benefit plans, policies or programs of the Company, in accordance with their respective terms, other than any Company severance policy (payments and benefits in this subsection (c), the “Accrued Benefits”). Payment of the Accrued Benefits shall not be conditioned upon and shall be payable without regard to Employee’s execution of the Release (as defined below).

B.    Termination for “Cause” shall be defined as termination of employment due to: (i) conviction or plea of guilty or nolo contendere to a felony or misdemeanor involving moral turpitude, harassment or discrimination of any kind, (ii) intentional misconduct, fraud or dishonesty with respect to Aramark that causes material harm to Aramark, (iii) willful and continuous failure to perform lawfully assigned duties that are consistent with the Employee’s position with Aramark, (iv) willful violation of Aramark’s Business Conduct Policy or other applicable Aramark code of conduct that causes material harm to Aramark or its business reputation, or (v) a breach of fiduciary duty or otherwise intentionally working against the best interests of Aramark; in any case of conduct described in clauses (ii)-(v), only if such conduct continues beyond ten business days after receipt by the Employee from Aramark of a written demand to cure such conduct. Termination of Employee’s employment with Aramark for “Cause” shall require a vote of the majority of Aramark’s Board of Directors at a meeting after notice to Employee of such meeting at which Employee and counsel have a reasonable opportunity to be heard.

C.    If Employee is terminated by Aramark for reasons other than Cause or Employee resigns for Good Reason, Employee will receive the severance payments and other post-employment benefits during the Severance Pay Period even if Employee commences other employment during such period provided such employment does not violate the terms of Article 2, and subject to the provisions of Article 6.F.

D.    Notwithstanding anything else contained in this Article 6 to the contrary, Aramark may choose not to commence (or to discontinue) providing any payment or benefit, except the Accrued Benefits, unless and until Employee executes and delivers, without revocation, the Release within 60 days following Employee’s termination of employment; provided, however, that subject to receipt of such executed release, Aramark shall commence providing such payments and benefits within 75 days following the date of termination of Employee’s employment, which first payment shall include any payments owed to Employee not previously paid in such 75-day period following the date of termination of Employee’s employment.

E.    In addition to the remedies set forth in Article 5, Aramark reserves the right to terminate all severance payments and other post-employment benefits if Employee violates the covenants set forth in Articles 1, 2, 3 or 4 above in any material respect.

F.    Employee’s receipt of severance and other post-employment benefits under this Agreement (including under Exhibit B hereto) is contingent on (i) Employee’s compliance with the provisions of Articles 1, 2, 3 and 4, (ii) Employee’s execution and non-revocation of a release in substantially the form attached as Exhibit C (the “Release”), which Release shall not include any claims by Employee to enforce Employee’s rights under, or with respect to, (1) this Agreement (including the attached Exhibit B), (2) the Certificate of Incorporation and By-laws of Aramark, (3) the Indemnification Agreement between the Employee and Aramark dated as of the date hereof (the “Indemnification Agreement”), or (4) any Aramark retirement or health insurance benefit plan pursuant to its terms, and (iii) the expiration of the applicable Age Discrimination in Employment Act revocation period without such Release being revoked by Employee.

ARTICLE 7

TERM OF EMPLOYMENT

Employee acknowledges that Aramark has the right to terminate Employee’s employment at any time for any reason whatsoever, provided, however, that any termination by Aramark for reasons other than Cause or by Employee for Good Reason shall result in the severance and the post-employment benefits described in Article 6 above, to become due in accordance with the terms of this Agreement subject to the conditions set forth in this Agreement. Employee further acknowledges that the severance payments made and other benefits provided by Aramark are in full satisfaction of any obligations Aramark may have resulting from Aramark’s exercise of its right to terminate Employee’s employment, except for those obligations which are intended to survive termination such as the payments to be made pursuant to retirement plans, deferred compensation plans, conversion of insurance, and the plans and other documents and agreements referred to in Article 6.F above.

ARTICLE 8

MISCELLANEOUS

A.    As used throughout this Agreement, “Aramark” includes Aramark and its subsidiaries and affiliates or any corporation, joint venture, or other entity in which Aramark or its subsidiaries or affiliates has an equity interest in excess of ten percent (10%).

B.    Notwithstanding anything to the contrary contained herein, Employee shall, after termination of employment, retain all rights to indemnification under applicable law or any agreement, or under Aramark’s or any parent corporation’s Certificate of Incorporation or By-Laws at a level that is at least as favorable to the Employee as that currently provided. In addition, the Company shall maintain Director’s and Officer’s liability insurance on behalf of Employee, at the level in effect immediately prior to such date of termination, for the three-year period following the date of termination, and throughout the period of any applicable statute of limitations. Nothing herein is intended to limit Employee’s rights under the Indemnification Agreement.

C.    In the event that it is reasonably determined by Aramark that, as a result of the deferred compensation tax rules under Section 409A of the Internal Revenue Code of 1986, as amended (and any related regulations or other pronouncements thereunder) (“the Deferred Compensation Tax Rules”), any of the payments and benefits that Employee is entitled to under the terms of this Agreement (including under Exhibit B) may not be made at the time contemplated by the terms hereof or thereof, as the case may be, without causing Employee to be subject to tax under the Deferred Compensation Tax Rules, Aramark shall, in lieu of providing such payment or benefit when otherwise due under this Agreement, instead provide such payment or benefit on the first day on which such provision would not result in Employee incurring any tax liability under the Deferred Compensation Tax Rules; which day, if Employee is a “specified employee” within the meaning of the Deferred Compensation Tax Rules, shall be the first day of the seventh month following the date of Employee’s termination of employment (or the earliest date as is permitted under the Deferred Compensation Tax Rules, without any accelerated or additional tax); provided, further, that to the extent that the amount of payments due under Article 6.A (or Exhibit B, as applicable) are not subject to the Deferred Compensation Tax Rules by virtue of the application of Treas. Reg. Sec. 1.409A-1(b)(9)(iii)(A), such payments may be made prior to the expiration of such six-month period. In addition, if the commencement of any payment or benefit provided under Article 6 that constitutes “deferred compensation” under the Deferred Compensation Tax Rules could, by application of the terms conditioning such payment or benefit upon the execution and non-revocation of the Release, occur in one of two taxable years, then the commencement of such payment shall begin on the first payroll date occurring in January of such second taxable year. To the extent any reimbursements or in-kind benefits due to Employee under this Agreement constitute “deferred compensation” under the Deferred Compensation Tax Rules, any such reimbursements or in-kind benefits shall be paid to Employee in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Additionally, to the extent that Employee’s receipt of any in-kind benefits from Aramark or its affiliates must be delayed pursuant to this Article 8.C due to Employee’s status as a “specified employee,” Employee may elect to instead purchase and receive such benefits during the period in which the provision of benefits would otherwise be delayed by paying Aramark (or its affiliates) for the fair market value of such benefits (as determined by Aramark in good faith) during such period. Any amounts paid by Employee pursuant to the preceding sentence shall be reimbursed to Employee (with interest thereon) as described above on the date that is the first day of the seventh month following Employee’s separation from service. In the event that any payments or benefits that Aramark would otherwise be required to provide under this Agreement cannot be provided in the manner contemplated herein without subjecting Employee to tax under the Deferred Compensation Tax Rules, Aramark shall provide such intended payments or benefits to Employee in an alternative manner that conveys an equivalent economic benefit to Employee as soon as practicable as may otherwise be permitted under the Deferred Compensation Tax Rules. Without limiting the generality of the foregoing, Employee may notify Aramark if he believes that any provision of this Agreement (or of any award of compensation including equity compensation or benefits) would cause Employee to incur any additional tax under Section 409A and, if Aramark concurs with such belief after good faith review or Aramark independently makes such determination, Aramark shall, after consulting with Employee, use reasonable best efforts to reform such provision to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform the Deferred Compensation Tax Rules; provided that neither Aramark nor any of its employees or representatives shall have any liability to Employee with respect thereto. For purposes of the Deferred Compensation Tax Rules, each payment made under this Agreement (including, without limitation, each installment payment due under Article 6.A and Exhibit B, as applicable) shall be designated as a “separate payment” within the meaning of the Deferred Compensation Tax Rules, and references herein to Employee’s “termination of employment” shall refer to Employee’s separation from service with Aramark and its affiliates within the meaning of the Deferred Compensation Tax Rules.

D.    In the event of a Change of Control as defined in the attached Exhibit B, the provisions of Exhibit B shall apply to Employee. Further, pursuant to the Deferred Compensation Tax Rules, Aramark, in its discretion, is permitted to accelerate the time and form of payments provided under the deferred compensation arrangement set forth in this Agreement (including Exhibit B), where the right to the payment arises due to a termination of the arrangement within the 30 days preceding or the 12 months following a change in control event (as defined in the Deferred Compensation Tax Rules).

E.    If Employee’s employment with Aramark terminates solely by reason of a transfer of stock or assets of, or a merger or other disposition of, a subsidiary of Aramark (whether direct or indirect), such termination shall not be deemed a termination of employment by Aramark for purposes of this Agreement, provided that Aramark requires the subsequent employer, by agreement, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Aramark would be required to perform it if no such transaction had taken place. In such case, Employee acknowledges and agrees that Aramark may assign this Agreement and Aramark’s rights hereunder, and particularly Articles 1, 2, 3 and 4, in its sole discretion and without advance approval by Employee. In such case, Employee agrees that Aramark may assign this Agreement and all references to “Aramark” contained in this Agreement shall thereafter be deemed to refer to the subsequent employer.

F.    Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise.

G.    Employee hereby represents to the Company that the execution and delivery of this Agreement by Employee and Aramark and the performance by Employee of Employee’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Employee is a party or otherwise bound.

H.    In the event any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

I.    The terms of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles thereof. For purposes of any action or proceeding, Employee irrevocably submits to the non-exclusive jurisdiction of the courts of Pennsylvania and the courts of the United States of America located in Pennsylvania for the purpose of any judicial proceeding arising out of or relating to this Agreement, and acknowledges that the designated fora have a reasonable relation to the Agreement and to the parties’ relationship with one another. Notwithstanding the provisions of this Article 8.I, Aramark may, in its discretion, bring an action or special proceeding in any court of competent jurisdiction for the purpose of seeking temporary or preliminary relief pending resolution of a dispute.

J.    Employee expressly consents to the application of Article 8.I to any judicial action or proceeding arising out of or relating to this Agreement. Aramark shall have the right to serve legal process upon Employee in any manner permitted by law. In addition, Employee irrevocably appoints the Executive Vice President, Human Resources of Aramark (or any successor) as Employee’s agent for service of legal process in connection with any such action or proceeding and Employee agrees that service of legal process upon such agent, who shall promptly advise Employee of any such service of legal process at the address of Employee then in the records of Aramark, shall be deemed in every respect effective service of legal process upon Employee in any such action or proceeding.

K.    Employee hereby waives, to the fullest extent permitted by applicable law, any objection that Employee now or hereafter may have to personal jurisdiction or to the laying of venue of any action or proceeding brought in any court referenced in Article 8.I and hereby agrees not to plead or claim the same.

L.    Notwithstanding any other provision of this Agreement, Aramark may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Employee hereunder.

M.    Employee expressly acknowledges and agrees that the Incentive Compensation Recoupment Policy set forth in Exhibit A to this Agreement, as the same may be amended from time to time, is binding on Employee and that Employee is a Covered Employee as defined in that policy.

N.    This Agreement shall be binding upon, inure to the benefit of and be enforceable by Aramark and Employee, and their respective heirs, legal representatives, successors and assigns. Employee acknowledges and agrees that this Agreement, including its provisions on post-employment restrictions, is specifically assignable by Aramark. Employee hereby consents to such future assignment and agrees not to challenge the validity of such future assignment.

[SIGNATURES ON NEXT PAGE.]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be signed this 6th day of October, 2019.

/s/ John J. Zillmer
John J. Zillmer

ARAMARK

/s/ Stephen I. Sadove
By: Stephen I. Sadove

Title: Chairman of the Board of Directors, Aramark

[SIGNATURE PAGE TO AGREEMENT RELATING TO EMPLOYMENT AND

POST-EMPLOYMENT COMPETITION]

Schedule 1

Prior Works*

S-1

EXHIBIT A

Aramark

Incentive Compensation Recoupment Policy

Overview

Aramark (the “Company”) has adopted this incentive compensation recoupment policy (the “Policy”) in order to ensure that incentive compensation is paid based on accurate financial data and to enable the Company to seek recoupment of incentive compensation in the event of material and willful violations of law that cause significant reputational or economic harm to the Company. In the event of an accounting restatement as described below the Company may seek recovery of incentive compensation that would have not been paid if the correct performance data had been used to determine the amount payable. In the event a Covered Employee (as defined below) commits a willful and material violation of applicable law and such violation results in significant reputational or economic harm to the Company, the Company may seek recovery of incentive compensation from such Covered Employee. The Board of Directors (the “Board”) and the Compensation and Human Resources Committee of the Board (the “Committee”) shall have full authority to interpret and enforce the Policy.

Covered Employees

The Policy applies to “Covered Employees” who are: the executive officers of the Company and its subsidiaries (as defined under Rule 3b-7 under the Securities Exchange Act of 1934, as amended) and all other executives in the Company’s Executive Leadership Council.

Incentive Compensation

For purposes of this Policy, “incentive compensation” means cash performance bonuses and incentive stock awards including performance restricted stock and performance stock units paid, granted, vested or accrued under any Company plan or agreement in the form of cash or Company common stock whose payment or vesting is based on the achievement of one or more financial metrics.

Accounting Restatement; Calculation of Overpayment

If the Board or the Committee determines that (i) incentive compensation of a Covered Employee was overpaid, in whole or in part, as a result of a restatement of the reported financial or operating results of the Company due to material non-compliance with financial reporting requirements under the securities laws (unless due to a change in accounting policy or applicable law) and (ii) such Covered Employee has engaged in misconduct that causes or contributed, directly or indirectly, to the non-compliance that resulted in the obligation to restate the Company’s reported financial or operating results, the Board or the Committee will determine, in its discretion, whether the Company shall, to the extent permitted by applicable law, seek to recover or cancel the incentive compensation granted, paid to, issued or vested in excess of the incentive compensation that would have been paid or granted to such Covered Employee or the incentive compensation in which such Covered Employee would have vested had the actual payment, granting or vesting been calculated based on the accurate data or restated results, as applicable (the “Overpayment”).

If the Board or the Committee determines that a Covered Employee engaged in misconduct resulting in a material and willful violation of law that causes significant reputational or economic harm to the Company, the Board or the Committee may determine, in its discretion, whether the Company shall, to the extent permitted by applicable law, seek to recover or cancel any incentive compensation granted, paid to or issued or vested to such Covered Employee.

Forms of Recovery

If the Board or the Committee determines to seek recovery for the Overpayment or due to a material and willful violation of law, the Company shall have the right to demand that the Covered Employee reimburse the Company for the Overpayment or the amount of incentive compensation that the Board or Committee determines is appropriate. The Board or the Committee shall have the discretion to determine the form, amount and timing of any repayment. To the extent the Covered Employee does not make reimbursement of the Overpayment or amount sought to be recovered by the Company, the Company shall have the right to enforce the repayment through the reduction or cancellation of outstanding and future incentive compensation and shall also have the right to sue for repayment. To the extent any shares have been issued under vested awards or such shares have been sold by the Covered Employee, the Company shall have the right to cancel any other outstanding stock-based awards with a value equivalent to the Overpayment or amount sought to be recovered, as determined by the Board or the Committee.

Time Period for Overpayment Review

The Board or the Committee may make determinations of whether the Company shall seek recovery or cancellation of the Overpayment at any time through the end of the third fiscal year following the year for which the inaccurate performance criteria were measured; provided, that if steps have been taken within such period to restate the Company’s financial or operating results, the time period shall be extended until such restatement is completed. For illustrative purposes only, this means that if incentive compensation is paid in late calendar 2015 for performance metrics based on fiscal year 2015 performance, the compensation shall be subject to review for Overpayment until the end of the 2018 fiscal year. Notwithstanding the above, if the Board or the Committee determines that any Covered Employee engaged in fraud or misconduct, the Board or the Committee shall be entitled to seek recovery or cancellation of the Overpayment with respect to such Covered Employee for a period of six years after the act of fraud or misconduct, as such time period is calculated by the Board or Committee. In the case of material and willful violations of law, the Board and the Committee may seek recovery of any incentive compensation paid within three years prior to the Company’s demand for recoupment.

No Additional Payments

In no event shall the Company be required to award Covered Employees an additional payment if the restated or accurate financial results would have resulted in a higher incentive compensation payment.

Applicability

This Policy applies to all incentive compensation, granted, paid or credited after November 6, 2018, except to the extent prohibited by applicable law or any other legal obligation of the Company. Application of the Policy does not preclude the Company from taking any other action to enforce a Covered Employee’s obligations to the Company, including termination of employment or institution of civil or criminal proceedings or any other remedies that may be available to the Company, including such remedies contained, without limitation, in the Company’s equity grant and employment agreements, whether or not there is a restatement.

Committee Determination Final

Any determination by the Board or the Committee (or by any officer of the Company to whom enforcement authority has been delegated) with respect to this Policy shall be final, conclusive and binding on all interested parties.

Other Laws

The Policy is in addition to (and not in lieu of) any right of repayment, forfeiture or right of offset against any Covered Employee that is required pursuant to any statutory repayment requirement implemented at any time prior to or following the adoption of the Policy. This policy is in addition to, and is not a substitute for, the requirements of Section 304 of the Sarbanes-Oxley Act of 2002.

Amendment; Termination

The Board or the Committee may amend or terminate this Policy at any time.

Adopted on November 6, 2018

EXHIBIT B

TERMINATION PROTECTION PROVISIONS

This is an Exhibit B to, and forms a part of, the Aramark Agreement Relating to Employment and Post-Employment Competition between John J. Zillmer (the “Executive”) and Aramark.

1.    Defined Terms.

Unless otherwise indicated, capitalized terms used in this Exhibit which are defined in Schedule A shall have the meanings set forth in Schedule A.

2.    Effective Date; Term.

This Exhibit shall be effective as of October 6, 2019 (the “Effective Date”) and shall remain in effect until the later of two years following a Change of Control and the date that all of the Company’s obligations under this Exhibit have been satisfied in full.

3.    Change of Control Benefits.

If Executive’s employment with the Company is terminated at any time within the two years following a Change of Control by the Company without Cause, or by Executive for Good Reason (the effective date of either such termination hereafter referred to as the “Termination Date”), Executive shall be entitled to the payments and benefits provided hereafter in this Section 3 and as set forth in this Exhibit. If Executive’s employment by the Company is terminated prior to a Change of Control by the Company (i) at the request of a party (other than the Company) involved in the Change of Control or (ii) otherwise in connection with or in anticipation of a Change of Control that subsequently occurs, Executive shall be entitled to the benefits provided hereafter in this Section 3 and as set forth in this Exhibit, and Executive’s Termination Date shall be deemed to have occurred immediately following the Change of Control. Payment of benefits under this Exhibit shall be in lieu of any benefits payable under the Aramark Agreement relating to Employment and Post-Employment Competition of which this Exhibit is a part, except as provided in Section 3(b) hereof. Notice of termination without Cause or for Good Reason shall be given in accordance with Section 13, and shall indicate the specific termination provision hereunder relied upon, the relevant facts and circumstances and the Termination Date.

a.    Severance Payments. The Company shall pay Executive cash benefits equal to:

(1)    two and one-half (2 1⁄2) times Executive’s Base Salary in effect on the date of the Change of Control or the Termination Date, whichever is higher; provided, that if any reduction of the Base Salary has occurred, then the Base Salary on either date shall be as in effect immediately prior to such reduction, payable as a cash lump sum within sixty days after the Termination Date; and

(2)    two and one-half (2 1⁄2) times Executive’s Target Bonus in effect on the date of the Change of Control or the Termination Date, whichever is greater, payable as a cash lump sum within sixty days after the Termination Date; provided, that if any reduction of the Target Bonus has occurred, then the Target Bonus on either date shall be as in effect immediately prior to such reduction; and

(3)    Executive’s Target Bonus (as determined in Section 3(a)(2), above) multiplied by a fraction, the numerator of which shall equal the number of days Executive was employed by the Company in the Company fiscal year in which the Termination Date occurs and the denominator of which shall equal 365, payable as a cash lump sum within forty days after the Termination Date.

Notwithstanding the foregoing, in the event the Change in Control that results in payments pursuant to this Section 3(a) does not constitute a “change in control” for purposes of the Deferred Compensation Tax Rules, the payments described in this Section 3(a) shall instead each be paid in accordance with Article 6.A.1 of the Aramark Agreement relating to Employment and Post-Employment Competition, with any excess amounts payable as a cash lump sum within sixty days after the final payment is made pursuant to that Article 6.A.1, or such earlier date as permitted by the Deferred Compensation Tax Rules.

b.    Continuation of Benefits. Until the thirty-month anniversary of the Termination Date, the Company shall at its expense provide Executive and Executive’s spouse and qualified dependents with medical and life insurance coverage at the level provided to Executive immediately prior to the Change of Control; provided, however, that if Executive becomes employed by a new employer, continuing coverage from the Company will become secondary to any coverage afforded by the new employer.

c.    Payment of Earned But Unpaid Amounts. Within thirty days after the Termination Date, the Company shall pay Executive the Accrued Benefits.

d.    Vesting of Other Benefits. Executive shall be entitled to such accelerated vesting of outstanding equity-based awards or retirement plan benefits as is specified under the terms of the applicable plans, agreements and arrangements.

4.    Mitigation.

Executive shall not be required to mitigate damages or the amount of any payment provided for under this Exhibit by seeking other employment or otherwise, and, subject to Section 3(b), compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Exhibit. No amounts payable under this Exhibit shall be subject to reduction or offset in respect of any claims which the Company (or any other person or entity) may have against Executive.

5.    Excise Tax Consequences.

a.    In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company, any of its affiliates, or one or more trusts established by the Company for the benefit of its employees, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Exhibit, or otherwise) (a “Payment”) is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), if the net after-tax amount of such Payments, after Executive has paid all taxes due thereon (including, without limitation, taxes due under Section 4999 of the Code) is less than the net after-tax amount of all such Payments and benefits otherwise due to Executive in the aggregate, if such aggregate Payments were reduced to an amount equal to 2.99 times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), then the aggregate amount of the payments and benefits shall be reduced to an amount that will equal 2.99 times the Executive’s base amount. To the extent such aggregate parachute payment amounts are required to be so reduced, the parachute payment amounts due to the Executive (but no non-parachute payment amounts) shall be reduced in the following order: (i) payments and benefits due under Section 3.a of this Exhibit shall be reduced (if necessary, to zero) with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity fully valued (without regard to any discounts for present value) for purposes of the calculation to be made under Section 280G of the Code for purposes of this Section 5 (the “280G Calculation”) in reverse order of when payable; and (iii) payments and benefits due in respect of any options or stock appreciation rights with regard to Aramark equity securities valued under the 280G Calculation based on time of vesting shall be reduced in an order that is most beneficial to the Executive.

b.    All determinations required to be made under this Section 5, including whether and when a cutback is to be made, and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized certified public accounting firm as may be designated by the Company which shall provide detailed supporting calculations both to the Company and Executive within ten business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company.

c.    Notwithstanding anything contained in this Agreement or any other agreement between the Executive and the Company or any of its subsidiaries to the contrary, the Executive and the Company shall in good faith attempt to agree on steps to ensure that no payments to which the Executive would otherwise be entitled to receive pursuant to this Agreement or any such other agreement will be “parachute payments” (as defined in Section 280G(b)(2) of the Code).

6.    Termination for Cause.

Nothing in this Exhibit shall be construed to prevent the Company from terminating Executive’s employment for Cause. If Executive is terminated for Cause, the Company shall have no obligation to make any payments under this Exhibit, except for the Accrued Benefits.

7.    Indemnification; Director’s and Officer’s Liability Insurance.

Executive shall, after the Termination Date, retain all rights to indemnification under applicable law, any agreements, or under the Company’s Certificate of Incorporation or By-Laws, as they may be amended or restated from time to time. In addition, the Company shall maintain Director’s and Officer’s liability insurance on behalf of Executive, at the level in effect immediately prior to the Termination Date, for the three-year period following the Termination Date, and throughout the period of any applicable statute of limitations. Nothing herein is intended to limit Employee’s rights under the Indemnification Agreement.

8.    Executive Covenants.

This is an Exhibit B to, and forms a part of, the Aramark Agreement Relating to Employment and Post-Employment Competition between Executive and Aramark (the “Agreement”). This Exhibit shall not diminish in any way Executive’s rights under the terms of such Agreement, except that Executive’s receipt of benefits under this Exhibit is contingent upon Executive’s compliance in all material respects with all of the terms and conditions of the Agreement.

9.    Costs of Proceedings.

Each party shall pay its own costs and expenses in connection with any legal proceeding (including arbitration), relating to the interpretation or enforcement of any provision of this Exhibit, except that the Company shall pay such costs and expenses, including attorneys’ fees and disbursements, of Executive if Executive prevails on a substantial portion of the claims in such proceeding.

10.    Assignment.

Except as otherwise provided herein, this Exhibit shall be binding upon, inure to the benefit of and be enforceable by the Company and Executive and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Exhibit shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement, expressly to assume and agree to perform this Exhibit in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Section 10 shall continue to apply to each subsequent employer of Executive hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

11.    Withholding.

Notwithstanding any other provision of this Exhibit, the Company may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Executive hereunder.

12.    Applicable Law.

This Exhibit shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles thereof.

13.    Notice.

For the purpose of this Exhibit, any notice and all other communication provided for in this Exhibit shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Aramark

2400 Market Street

Philadelphia, Pennsylvania 19103

Attention: General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

14.    Entire Agreement; Modification.

This Exhibit constitutes the entire agreement between the parties and, except as expressly provided herein or in Article 6.F of the Agreement or in any benefit plan of the Company or of any of its affiliates, supersedes all other prior agreements expressly concerning the effect of a Change of Control occurring after the date of this Agreement with respect to the relationship between the Company and Executive. This Exhibit is not, and nothing herein shall be deemed to create, a contract of employment between the Company and Executive. This Exhibit may be changed only by a written agreement executed by the Company and Executive.

15.    Severability.

In the event any one or more of the provisions of this Exhibit shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not be affected thereby.

Schedule A

CERTAIN DEFINITIONS

As used in this Exhibit B, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated:

1.    “Act” means the Securities Exchange Act of 1934, as amended.

2.    “Affiliate” shall have the meaning set forth in the Company Amended and Restated 2013 Stock Incentive Plan, as the same may be amended from time to time (or any successor plan thereto).

3.    “Base Salary” means Executive’s annual rate of base salary in effect on the date in question.

4.    “Bonus” means the amount payable to Executive under the Company’s applicable annual bonus plan with respect to a fiscal year of the Company.

5.    “Cause” means “cause” as defined in the Agreement of which this Schedule A forms a part.

6.    “Change of Control” means the first to occur of any of the following:

(i)    The acquisition by any individual entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, directly or indirectly, of beneficial ownership of equity securities of the Company representing more than 50% of the voting power of the then-outstanding equity securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following shall not constitute a Change of Control: (A) any acquisition by the Company or any Subsidiary, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (C) any acquisition by any Person pursuant to a transaction which complies with clauses (A) and (B) of subsection (ii) below; or

(ii)    The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the purchase of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination, (A) all or substantially all of the beneficial owners of the Company Voting Securities immediately prior to such Business Combination beneficially own more than 50% of the then-outstanding combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination in substantially the same proportion (relative to each other) as their ownership immediately prior to such Business Combination of the Company Voting Securities, and (B) no Person beneficially owns, directly or indirectly, more than a majority of the combined voting power of the then-outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination; or

Schedule A-1

(iii)    A majority of the members of the Company’s Board of Directors are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the current members of the Company’s Board of Directors before such replacement.

7.    “Code” means the Internal Revenue Code of 1986, as amended.

8.    “Company” means Aramark or any of its parents and any successor or successors thereto.

9.    “Good Reason” means any of the following actions, without Executive’s express prior written approval, other than due to Executive’s Permanent Disability or death:

(a)    removal by the Company’s Board of Directors from the position of Chief Executive Officer of the Company;

(b)    any decrease in Base Salary or Target Bonus;

(c)    any relocation of Executive’s principal place of business of 50 miles or more from the Company’s headquarters in Philadelphia, Pennsylvania, other than normal travel consistent with past practice; or

(d)    the Company’s material breach of the employment letter agreement between the Company and Executive dated October 6, 2019, which for the avoidance of doubt shall not be interpreted to include the provisions of this Aramark Agreement relating to Employment and Post-Employment Competition, but shall include, without limitation, a diminution of your duties or authority as Chief Executive Officer (including reporting relationships).

Executive shall have twelve months from the time Executive first becomes aware of the existence of Good Reason to resign for Good Reason.

The Executive must provide notice to the Company of the existence of the condition described above within a period not to exceed 90 days of the initial existence of the condition, upon the notice of which the Company shall have a period of 30 days during which it may remedy the condition and not be required to pay the amount.

10.    “Permanent Disability” means “permanent disability” as defined in the Company’s long-term disability plan as in effect from time to time, or if there shall be no plan, the inability of Executive to perform in all material respects Executive’s duties and responsibilities to the Company or any affiliate for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period by reason of a physical or mental incapacity.

11.    “Subsidiary” means any Affiliate in respect of which the Company maintains a direct or indirect Controlling Interest. A “Controlling Interest” in an entity shall mean beneficial ownership of more than 50% of the voting power of the outstanding equity securities of the entity.

Schedule A-2

12.    “Target Bonus” means the target Bonus established for Executive in respect of any given year, whether expressed as a percentage of Base Salary or a dollar amount.

Schedule A-3

EXHIBIT C

Release and Waiver of Claims

1.    In consideration for the payments provided for under the Agreement Relating to Employment and Post-Employment Competition between me, John J. Zillmer, and Aramark Corporation dated October     , 2019, as amended from time to time (the “Post Employment Competition Agreement”), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby agree on behalf of myself, my spouse, agents, assignees, attorneys, successors, assigns, heirs and executors, to fully and completely release Aramark (which term shall be deemed to include Aramark Corporation, Aramark Services, Inc., and all subsidiary and affiliated and successor companies or other entities in which Aramark or Aramark Services, Inc., or their subsidiaries or affiliates has or had an equity interest in excess of ten percent (10%)), and their predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers, shareholders, bondholders, clients, customers, suppliers, distributors, subcontractors, joint-venture partners, consultants and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the “Aramark Releasees”), to the fullest extent permitted by law, from any and all causes of action and claims whatsoever, which I or my heirs, executors, administrators, successors and assigns ever had or now have against the Aramark Releasees or any of them, in law, admiralty or equity, whether known or unknown to me, for, upon, or by reason of, any matter, action, omission, course or thing in connection with or in relationship to: (a) my employment or other service relationship with Aramark; (b) the termination of any such employment or service relationship; (c) any applicable employment, benefit, compensatory or equity arrangement with Aramark occurring or existing up to the date of my termination of employment with Aramark and the other Releasees; and (d) any equity or stock plans of Aramark (such released claims are collectively referred to herein as the “Released Claims”).

2.    The Released Claims include, without limitation of the language of paragraph 1, (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Worker Adjustment Retraining and Notification Act, the Pennsylvania Human Relations Act (including any claims threatened or pending before the Pennsylvania Human Relations Commission), the Pennsylvania Whistleblower Law and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment; and (ii) any claims for wrongful discharge, breach of express or implied contract, fraud, misrepresentation or any claims relating to benefits, compensation or equity, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.

3.    The Released Claims shall not include: (i) any vested benefits or rights which I hold under any Aramark compensation or benefit plan (excluding severance); (ii) any claims to enforce my contractual rights under, or with respect to, the Post Employment Competition Agreement, the Indemnification Agreement, the Certificate of Incorporation or By-laws; (iii) any rights to workers’ compensation benefits or unemployment insurance as required by applicable law, or (iv) any claims that arise after the date on which I execute this Release and Waiver of Claims. The Release and Waiver of Claims does not apply to any claim that cannot be released in this Agreement as a matter of law. In addition, nothing herein prevents me from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar state or local agency or my ability to participate in any investigation or proceeding conducted by the EEOC or such similar state or local agency; provided however, that pursuant to Paragraphs 1 and 2 of this Release and Waiver of Claims, I am waiving, to the fullest extent permitted by law, any right to recover monetary damages or any other form of personal relief in connection with any such charge, investigation or proceeding. To the extent I receive any personal or monetary relief in connection with any such charge, investigation or proceeding, Aramark will be entitled to an offset for the payments made pursuant to the Post Employment Competition Agreement.

Nothing in the Post Employment Competition Agreement or this Release and Waiver of Claims shall prohibit or restrict me or my attorneys from lawfully, and without notice to Aramark: (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to me individually (and not directed to Aramark and/or its subsidiaries) from any such Governmental Authorities; (b) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (d) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to my attorney in relation to a lawsuit for retaliation against me for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nor does the Post Employment Competition Agreement or this Release and Waiver of Claims require me to obtain prior authorization from Aramark before engaging in any conduct described in this Paragraph, or to notify Aramark that I have engaged in any such conduct.

4.    I expressly understand and agree that the obligations of Aramark as set forth in the Post Employment Competition Agreement are in lieu of any and all other amounts which I might be, am now, or may become, entitled to receive from Aramark upon any claim released herein. I also expressly understand and agree that the separation payments paid to me under the Post Employment Competition Agreement is in addition to what I would otherwise be entitled to receive following the end of my employment. Other than as provided in the Post Employment Competition Agreement, I acknowledge and agree that I have received all entitlements due from Aramark relating to my employment with Aramark including, but not limited to, all wages earned, bonuses, sick pay, vacation pay and any other paid and unpaid leave for which I was eligible and to which I was entitled, and that no other entitlements are due to me other than as set forth in the Post Employment Competition Agreement.

5.    I acknowledge that the Older Workers Benefit Protection Act (“OWBPA”) requires Aramark to provide me with the following disclosures to ensure my release and waiver of claims under the federal Age Discrimination in Employment Act is knowing and voluntary and I acknowledge and agree as follows:

a.

I have read carefully and fully understand the terms of this Release and Waiver of Claims and that Aramark advises me by the Post Employment Competition Agreement to consult with an attorney and further I have had the opportunity to consult with an attorney prior to signing this Release and Waiver of Claims.

b.	I fully understand the Release and Waiver of Claims that I am signing.

c.

I am signing this Release and Waiver of Claims voluntarily and knowingly and I have not relied on any representations, promises or agreements of any kind made to me in connection with my decision to accept the terms of this Release and Waiver of Claims, other than those set forth in this Release and Waiver of Claims and the Post Employment Competition Agreement.

d.

I have been given at least twenty-one (21) days to consider whether I want to sign this Release and Waiver of Claims. To the extent I have executed this Release and Waiver of Claims within less than twenty-one (21) days after its delivery to me, my decision to execute this Release and Waiver of Claims prior to the expiration of such twenty-one (21) day period was entirely voluntary.

e.

Any changes to the Post Employment Competition Agreement or this Release and Waiver of Claims made by Aramark, whether material or immaterial, do not restart the running of the twenty-one (21) day consideration period.

f.

I have the right to revoke this Release and Waiver of Claims within seven (7) days after it is signed by me. I further acknowledge that I will not receive any payments or benefits due to me under the Post Employment Competition Agreement before the seven (7) day revocation period (the “Revocation Period”) has passed and then only if I have not revoked this Release and Waiver of Claims.

This Release and Waiver of Claims shall take effect on the first business day following the expiration of the Revocation Period, provided this Release and Waiver of Claims has not been revoked by me as provided above during such Revocation Period.

Intending to be legally bound, I hereby execute this Release and Waiver of Claims.

[Signature Page Follows]

John J. Zillmer

DATED: [DATE]

[Signature Page to Release and Waiver of Claims]

C-4